Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:
John Stiles
investor-relations@puredepth.com
314-994-0560

PureDepth™ Reports First Quarter Results

REDWOOD SHORES, California - June 15, 2007 - PureDepthTM, Inc. (OTC: PDEP), a global leader in next-generation display technologies and the pioneer of Multi-Layer Display (MLDTM) technology, today announced results for its first quarter ended April 30, 2007.

The Company reported total revenue of $231,598 for the first quarter ended April 30, 2007 of which $187,500 was revenue generated from technology licensing and $44,098 was generated from product sales.

The Company also reported at net loss of $1,978,243 or $0.03 per common share compared to a loss of $3,644,418 or $0.08 per common share for the same period of the previous fiscal year. The decrease in net loss was due primarily to a decrease of $2.3 million in stock based compensation, which was offset by a net increase in operating expenses of approximately $600,000, as well as a decrease in other income of $100,000 and a net increase in gross margin of $100,000.

As of April 30, 2007, the Company reported cash and cash equivalents of $5,776,652 and marketable securities of $1,000,196.

“We are seeing excitement build around our technology which we hope will turn into additional contracts, further demonstrating the strength of our license revenue model,” stated PureDepth CEO Fred Angelopoulos. “In addition, our management team is now in place to better enable us to aggressively pursue the opportunities before us.”

Conference Call and Investor Presentation Details
The Company also announced that it will host a conference call with investors at 3:30 p.m. ET on Monday, June 18, 2007 to discuss the results of the quarter. To participate on the call, the toll free dial in number is 800-811-8824. International callers can access the call by dialing 913-981-4903. The confirmation code for the call is: 9368432. The call will also be web cast through the Company’s web site at www.puredepth.com. To access the web cast, click on the Investor Relations link and then click on the link for the web cast under the “Corporate Overview” paragraph.

A replay of the call will also be available until 5 p.m. ET (2 p.m. PT) on Friday, June 22, 2007. The number to access the replay is: 719-457-0820. The confirmation code for the replay is 9368432. In addition, the call will be archived under the “Investor Relations” link on the Company’s web site.

The Company also announced that it will participate in the ValueRich conference in New York on June 21, 2007. Fred Angelopoulos, PureDepth’s CEO, will give a presentation on the Company at 1:35 p.m. ET. The conference will be held at the W New York located at 541 Lexington Avenue, New York, NY. The presentation will be held in the Arbor Room.

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PUREDEPTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

April 30, 2007
Unaudited
ASSETS
Current Assets
Cash and cash equivalents	$5,776,652
Restricted cash	76,366
Marketable securities	1,000,196
Accounts receivable, net	23,955
Other current assets	211,238
Total current assets	7,088,407

Property & Equipment (net)	327,138

Other Assets
Intellectual property (net)	2,573,620

Total Assets	$9,989,165

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$355,823
Accrued expenses	394,330
Accrued payroll and related expenses	130,227
Accrued interest	23,115
Deferred revenue - current portion	750,000
Notes payable - current portion	119,527
Total current liabilities	1,773,022

Long Term Liabilities
Deferred revenue	2,596,154
Note payable	435,197

Total Liabilities	4,804,373

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized and no outstanding shares
Common stock, $0.001 par value 190,000,000 shares authorized, 66,587,584 shares issued and outstanding	66,587
Additional paid-in-capital	32,886,575
Accumulated deficit	(27,057,469)
Accumulated other comprehensive income (loss)	(710,901)
Total stockholders' equity	5,184,792

Total Liabilities and Stockholders' Equity	$9,989,165

PUREDEPTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For Three-Months Ended
	April 30, 2007 Unaudited	April 30, 2006 Unaudited
Revenue
Licensing	$187,500	$
Product sales	44,098
Total revenue	231,598

Cost of licensing	76,371
Cost of product sales	38,323
Total cost of revenue	114,694
Gross margin	116,904

Operating Expenses
Depreciation and amortization	17,621		72,030
Research and development	516,230		1,078,903
Sales and marketing	375,235		853,237
Professional fees	271,188		317,939
General and administrative	979,649		1,509,221
Total operating expenses	2,159,923		3,831,330

Loss from operations	(2,043,019)		(3,831,330)

Other Income (Expense)
Interest income	92,809		44,772
Interest expense	(12,945)		(25,148)
Foreign exchange gain/(loss)	(15,029)		24,760
Grant receipts			1,850
Other income (expense)	(59)		89,899
Total other income	64,776		136,133

Loss before income taxes	(1,978,243)		(3,695,197)

Income tax provision

Loss from continuing operations	(1,978,243)		(3,695,197)
Discontinued operations, net of income taxes			17,647
Net loss	$(1,978,243)		$(3,677,550)

Net loss per share, basic and diluted	$(0.03)		$(0.08)
Weighted average shares outstanding	66,296,747		46,194,409

Comprehensive Loss
Net loss, per statement of operations	$(1,978,243)		$(3,677,550)
Foreign exchange gain			33,132

Comprehensive net loss	$(1,978,243)		$(3,644,418)

Basic and Diluted Earnings (Loss) per Share
Net loss from continuing operations	$(0.03)	$(0.08)
Income from discontinued operations, net of income tax
Comprehensive net (loss)	$(0.03)	$(0.08)
Weighted average shares outstanding	66,296,747	46,194,409

About PureDepth
PureDepth (www.puredepth.com) is an innovative technology company transforming the visual display experience by delivering award-winning MLD technology. Backed by 47 approved and over 70 pending patents, this breakthrough in visualization is the first display technology that provides Actual DepthTM. The Company has a sales, marketing and distribution license agreement with Sanyo Corporation (NASDAQ: SANYY) in Japan, a worldwide licensing agreement with International Game Technology (NYSE: IGT) and business opportunities in broad consumer markets. Founded in 1999, the Company is headquartered in Redwood Shores, California, with a research and development center located in New Zealand and offices in Japan.

Forward-Looking Statements
This press release contains certain statements that are "forward-looking statements" and includes, among other things, discussions and disclosures of the Company's expectations for the use of its technology and market for its products, and the likelihood of any resulting products to become widely accepted by the marketplace. Words such as, but not limited to, "may," "likely," "anticipate," "expect" and "believes" indicate forward-looking statements. Although PureDepth believes that the expectations reflected in these forward-looking statements are generally reasonable, it can give no assurance that such expectations will ultimately prove to be correct or materialize. All phases of PureDepth's business and operations are subject to a number of uncertainties, risks and other influences, most of which are outside its control, and any one or combination of which could materially and adversely affect the results of the Company's operations, and whether any forward-looking statements contained herein ultimately prove to be accurate. Information regarding such risks and uncertainties can be found in the Company’s most recently filed annual report on 10-KSB and other filings that have been made with the SEC.

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PureDepthTM, MLDTMand Actual DepthTM are trademarks of PureDepth, Inc. All other trademarks and registered trademarks are the property of their respective owners, without intent to infringe.